Exhibit 99.1

For more information, contact:

Steven D. Schwartz, Head of Investor Relations
(515) 273-3763, sschwartz@american-equity.com

FOR IMMEDIATE RELEASE
February 14, 2024
American Equity Reports Record $7+ Billion Annual FIA Sales and Strong Financial Results to Cap a Historic 2023
Company Highlights
•Fourth quarter 2023 net loss available to common stockholders of $(475.9) million, or $(6.04) per diluted common share compared to net income of $21.7 million, or $0.25 per diluted common share for fourth quarter 2022 restated for the adoption of Accounting Standards Update 2018-12 — more commonly known as Long Duration Targeted Improvements (LDTI)
•Full year 2023 net income available to common stockholders of $166.9 million, or $2.06 per diluted common share compared to net income of $1.9 billion, or $20.50 per diluted common for full year 2022 restated for the adoption of LDTI
•Non-GAAP operating income available to common stockholders1 for the fourth quarter and full year 2023 of $159.6 million and $607.1 million, respectively, or $1.99 and $7.50 per diluted common share, respectively; Notable items2 negatively impacted per share results in the quarter and full year 2023 by $0.17 and $0.13, respectively
•For full year 2023, GAAP return on equity and non-GAAP operating return on equity1 of 8.4% and 18.7%, respectively
•Total fourth quarter sales4 of $2.0 billion, substantially all of which were in fixed index annuity (FIA) sales. Total FIA sales for 2023 were over $7.0 billion - an all-time record for American Equity - compared to 2020 FIA sales of $2.3 billion before the execution of the AEL 2.0 strategy
•Fourth quarter investment yield of 4.65%, up 35 basis points year-over-year, while the sequential change from the third quarter reflects lower-than-expected returns on market-to-market private assets
•Increase in private assets to 25.8% of the investment portfolio as of December 31, 2023, with an additional $7 billion of liquidity - or 15% of the investment portfolio - at year-end; Expect to have $10 billion of liquidity available to be redeployed opportunistically after the close of the planned merger with Brookfield Reinsurance (NYSE, TSX: BNRE) in the first half of 2024

WEST DES MOINES, Iowa (February 14, 2024) – American Equity Investment Life Holding Company (NYSE: AEL), a leading issuer of fixed index annuities, today reported strong fourth quarter 2023 results. Sales of fixed index annuities remained strong supported by the company's continued emphasis on its guaranteed retirement income product offerings.

American Equity's President and CEO, Anant Bhalla stated: "Supported by our strategy flywheel, American Equity had an outstanding 2023 capped off by our strong results in the fourth quarter. FIA sales for the year were a record $7.0 billion as our shareholder value of new business-focused guaranteed income products – IncomeShield and Eagle Select Income Focus – accounted for roughly 62% of premium deposits. Our in-house expertise in tactical asset allocation and asset manager selection positioned us to achieve a 26% allocation to private assets. We delivered a 23-basis point increase in yield compared to full year 2022 and 92 basis points of yield improvement compared to full year 2021, excluding non-trendable items3, despite lower than modeled returns on mark-to-market private assets this past year. In our view, our agreement to merge with Brookfield Reinsurance was an important marker in our transformation of the American Equity business model, delivering both shareholder value creation from the AEL 2.0 strategy and validation of our capabilities in insurance liability origination asset management. In the latter, we have proven out the ability to both source robust returns on private assets and then restructure these investments to deliver a superior return on equity for the insurance balance sheet. This strategy has created a more than three-fold increase in value for American Equity shareholders based on the average volume-weighted stock price of $17.86 in March 2020 while also returning approximately $1.1 billion to shareholders over that period over the ten quarters from the fourth quarter of 2020 to the first quarter of 2023."
Non-GAAP operating income available to common stockholders1 for the fourth quarter of 2023 was $159.6 million, or $1.99 per diluted common share, compared to non-GAAP operating income available to common stockholders1 of $195.5 million, or $2.45 per diluted common share, for the third quarter of 2023 and $141.7 million, or $1.64 per diluted common share, for the fourth quarter of 2022, restated for the adoption of LDTI. For the fourth quarter of 2023, non-GAAP operating income available to common stockholders1 was negatively affected by $13.3 million, or $0.17 per share, after taxes, from notable items2. Results in the third quarter of 2023 included positive notable items2 of $21.0 million, or $0.26 per share after taxes.
The year-over-year change in quarterly non-GAAP operating income available to common stockholders1, excluding the impact of notable items2, reflects higher net investment income and surrender charges, increased recurring fee revenue related to reinsurance, and a decrease in the quarterly change in the Market Risk Benefit liability.
Compared to the third quarter of 2023, quarterly non-GAAP operating income available to common stockholders1. excluding the impact of notable items2, decreased reflecting lower investment spread and increased other operating expenses. Notable items2 in the fourth and third quarters of 2023 reflect the special incentive compensation plan put in place in November 2022. Notable items2 in the third quarter also include the effect of actuarial assumption revisions.
For the fourth quarter of 2023, net investment income fell to $581 million, when adjusted to reflect non-GAAP operating income available to common stockholders1, from $585 million for the third quarter of 2023. Notable items2 totaled $3 million and $2 million in the fourth and third quarters of 2023, respectively, reflecting the allocation of quarterly expense associated with the strategic incentive compensation award made in November 2022. The $3 million decline in net investment income relative to the third quarter of 2023, adjusted to reflect non-GAAP operating income available to common stockholders1 and notable items2, reflects a 4-basis point decrease in effective yield on the investment portfolio.
Compared to the third quarter of 2023, fourth quarter surrender charge income increased $12 million to $58 million, reflecting both increased lapse activity associated with higher interest rates as well as cohort changes in policies being surrendered.

Outflows in the fourth quarter of 2023, including surrenders, income utilization, death benefits and partial withdrawals, increased $712 million from the third quarter of 2023 to $2.1 billion. The increase in outflows primarily reflects a $497 million increase in surrenders of multi-year guaranteed annuities (MYGA) driven by lapsation of such policies having three-year surrender charge periods that were sold in the fourth quarter of 2020. American Equity currently expects $1.5 billion to $2 billion of MYGA in-force to lapse in the first half of 2024, reflecting the corresponding scale of MYGA business with three-year surrender charge periods written by both American Equity Life and Eagle Life in late 2020 and early 2021.
As of December 31, 2023, account value of business ceded subject to fee income was $11.5 billion, down slightly from $11.6 billion three months earlier. This reflects a modification of the AEL 2.0 reinsurance strategy given the impending merger, as American Equity is now retaining all FIA new business on its balance sheet effective October 1, 2023, until the close of the merger. Flow reinsurance ceded subject to fee income in the fourth quarter of 2023 was just $44 million of account value reflecting the relatively low level of MYGA sales. Revenue associated with recurring fees under reinsurance agreements for the fourth quarter of 2023 totaled $28 million compared to $27 million for the third quarter of 2023, each as adjusted to reflect non-GAAP operating income available to common stockholders1.
Interest sensitive and index product benefits, as adjusted to reflect non-GAAP operating income available to common stockholders1, for the fourth quarter of 2023 reflected an $8 million increase in the cost of money for deferred annuities compared to the third quarter. Cost of money for deferred annuities in the fourth quarter benefited from $9 million of hedging gains compared to $6 million in the third quarter. In addition, interest sensitive and index product benefits adjusted to reflect non-GAAP operating income available to common stockholders1 for the third quarter of 2023 includes a benefit from notable items2 of $2 million reflecting the annual actuarial assumption revision process.
Compared to the third quarter of 2023, the change in the MRB liability increased by $31 million to $26 million when adjusted to reflect non-GAAP operating income available to common stockholders1. Third quarter change in MRB liability when adjusted to reflect non-GAAP operating income available to common stockholders1 included a benefit from notable items2 of $33 million reflecting the annual actuarial assumption revision process. For the fourth quarter, the change in the MRB liability adjusted to reflect non-GAAP operating income available to common stockholders1 was $6 million less than expected, consisting of a $12 million benefit from reserves released due to higher-than-expected surrenders and other policyholder behavior experience, offset by a $6 million less-than-expected benefit from amortization of net deferred capital market impact due to unfavorable fourth quarter capital market changes – primarily a lower discount rate as interest rates fell during the quarter. The change in the modeled expectation for the MRB liability, adjusted to reflect non-GAAP operating income available to common stockholders1, for the first quarter of 2024 is $42 million, based on current in-force. First quarter 2024 expected change in the MRB liability includes an expected benefit from the amortization of capital market impacts on the fair value of market risk benefits of $22 million.
Amortization of deferred policy acquisition and sales inducement cost was $123 million for the fourth quarter of 2023, in-line with modeled expectations. For the first quarter of 2024, the modeled expectation for deferred acquisition cost and deferred sales inducement amortization is $127 million before the effect of new sales and experience variances and excluding the potential application of purchase GAAP accounting.

Other operating costs and expenses adjusted to reflect non-GAAP operating income available to common stockholders1 for the fourth quarter of 2023 increased to $72 million, up $5 million from the third quarter. Notable items2 in the fourth and third of 2023 were $4 million and $7 million, pre-tax, respectively, both reflecting quarterly expense associated with the strategic incentive compensation award made in November 2022.
The effective tax rate on pre-tax operating income available for common stockholders1 for the fourth quarter of 2023 was 26.6% compared to the third quarter of 2023 tax rate of 21.9%. The income tax rate in the fourth quarter reflected approximately $12 million of additional expense primarily resulting from increased non-deductible compensation of which $8 million is considered a notable item as it was related to the strategic incentive compensation award made in November 2022.
INVESTMENT SPREAD DECREASES FROM PRIOR SEQUENTIAL QUARTER ON LOWER MARK-TO-MARKET PRIVATE ASSET RETURNS
American Equity’s investment spread was 2.64% for the fourth quarter of 2023 compared to 2.73% for the third quarter of 2023 and 2.54% for the fourth quarter of 2022. Excluding non-trendable items3, adjusted investment spread decreased to 2.56% in the fourth quarter of 2023 from 2.68% in the third quarter of 2023.
Average yield on invested assets was 4.65% in the fourth quarter of 2023 compared to 4.69% in the third quarter of 2023. The average adjusted yield on invested assets excluding non-trendable items3 was 4.64% in the fourth quarter of 2023 compared to 4.69% in the third quarter of 2023.
The return on mark-to-market private assets declined from the third quarter of 2023, and was $24 million, or 20 basis points of yield, less than assumed rates of return used in our investment process due to fair value changes on real estate and lower partnership income. This compares to a contribution that was $10 million, or 8 basis points of yield, less than assumed rates of return on such assets recognized in the third quarter. Fixed income investment yield increased 4 basis points from the third quarter to 4.65%.
During the fourth quarter of 2023, long-term investment asset purchases totaled $696 million and were made at an average expected rate of 8.61%.
The point-in-time yield on the portfolio at December 31, 2023, was 4.86%.
The aggregate cost of money for annuity liabilities of 2.01% in the fourth quarter of 2023 was up 5 basis points compared to the third quarter of 2023. The cost of money in the fourth quarter of 2023 reflects a seven-basis point benefit from the over-hedging of index-linked credits compared to a 5-basis point benefit in the third quarter of 2023. The 7-basis point increase in the adjusted cost of money compared to the third quarter is in line with increased market costs.
Cost of options in the fourth quarter of 2023 averaged 1.70% compared to 2.02% in the third quarter of 2023, reflecting both market effects on the cost of options for renewals as well as lower option costs on new sales resulting from mix shift towards lower option cost guaranteed retirement income products following the October 1, 2023, pause of the flow reinsurance agreement with Brookfield Reinsurance.
Net account balance growth in the fourth quarter was a positive $139 million, or 0.3% of account values. Index credits in the fourth quarter increased to $137 million from $121 million in the third quarter of 2023.

FIA SALES REMAIN STRONG BOLSTERED BY INCREASE IN GUARANTEED RETIREMENT INCOME PRODUCT SALES
Fourth quarter 2023 sales were $2.0 billion, substantially all of which were in fixed index annuities. Total enterprise FIA sales decreased 11% from the third quarter of 2023 but were up 153% compared to the fourth quarter of 2022. Despite the sequential quarterly decrease, the level of quarterly FIA sales was still the third highest in the company's history.
Compared to the third quarter of 2023, FIA sales at American Equity Life in the Independent Marketing Organization (IMO) channel fell 10%, while Eagle Life FIA sales through banks and broker-dealers fell 14%. The decrease in FIA sales relative to the third quarter was driven by lower sales in the accumulation product space.
Bhalla noted, "We continued to record strong FIA sales in the fourth quarter of 2023, despite lowering S&P 500 caps on our accumulation products late in the third quarter, in line with our product profitability targets in light of lower interest rates. We were particularly pleased that sales of income products, which we believe is the most attractive sector in the FIA marketplace, were up 4% from the third quarter on a total enterprise basis to nearly $1.5 billion. Income product sales are not as subject to churn as are accumulation products in a higher interest rate environment and have weighted average life duration characteristics that best match our at scale capabilities in originating and structuring private asset strategies."
Bhalla continued, "I could not be more proud of the efforts of my teammates in making 2023 a record sales year for FIAs with total deposits of just over $7 billion compared with FIA sales of $2.3 billion in 2020 – my first year as Chief Executive Officer. This was particularly gratifying as we celebrated our 28 years of existence and 20th anniversary as a public company."
CREDIT AND CAPITAL METRICS REMAIN STABLE
With regard to credit markets, Jim Hamalainen, Chief Investment Officer, added, "Credit metrics in the investment portfolio continued to be stable in the fourth quarter, and our core fixed income portfolio remains "A" rated. Net realized losses for the quarter totaled just $2 million. We saw very little deterioration in the commercial mortgage loan portfolio and all loans are current. Average loan-to-value of the commercial mortgage loan portfolio remained steady at 51%, and 82% of the portfolio maintains a debt service coverage ratio of 1.2x or higher. Looking specifically at our direct office mortgage loan exposure, we are considerably underweight relative to our peers at just 7% of the commercial mortgage loan portfolio. The average debt service coverage ratio on the office mortgage loan portfolio is 1.86x with an average loan-to-value ratio of 62%. We have only $2 million in principal amount of office mortgage loans maturing through the end of 2024 with just $30 million set to mature in 2025."
Hamalainen continued, "At year-end, the cash position in the investment portfolio totaled $7.4 billion and was over $9 billion at the end of January funded primarily through sales of the core fixed income portfolio and new annuity sales. Our considerable cash holdings will provide the company with substantial dry powder to take advantage of opportunities that may emerge in the private asset sector while helping to protect the company if macro-economic trends were to deteriorate or surrenders increase to greater than expected levels."

Effective October 1, 2023, the company completed its second Vermont-domiciled redundant reserve financing facility. Backed by a new relationship with a leading international reinsurer, the new facility reinsured approximately $550 million of in-force statutory reserves for lifetime income benefit guarantees resulting from sales of both American Equity Life's IncomeShield product and Eagles Life's Eagle Select Income Focus product freeing up approximately $450 million, pre-tax, of capital at close. In addition, the financing facility allows future new business to automatically benefit from the financing of redundant reserves, thereby enabling the capital-efficient growth of our guaranteed retirement income products going forward.
As of December 31, 2023, total adjusted capital at American Equity Life totaled $4.3 billion with estimated excess capital of approximately $800 million above rating agency requirements and an estimated risk-based capital ratio of 370% to 390%. Cash and equivalents at the holding company level was $560 million at year-end and $875 million at January 31, 2024 after a $320 million ordinary dividend paid by the life company to the holding company on January 16th.
PENDING MERGER WITH BROOKFIELD REINSURANCE
On July 5, 2023, Brookfield Reinsurance and American Equity announced that they had entered into a definitive agreement whereby Brookfield Reinsurance will acquire all outstanding shares of common stock of American Equity it does not already own in a cash and stock transaction that values AEL at approximately $4.3 billion.
Following approval of the transaction by shareholders at the special meeting held November 10, 2023, American Equity continues to expect the merger to close in the first half of 2024. Closing remains subject to the satisfaction of certain closing conditions customary for a transaction of this type, including receipt of insurance regulatory approvals in relevant jurisdictions.
CAUTION REGARDING FORWARD-LOOKING STATEMENTS
The forward-looking statements in this release such as believe, build, confident, continue, could, estimate, expect, exposure, future, grow, likely, maintain, may, might, model, opportunity, outlook, plan, potential, proposed, risk, scenario, should, trend, will, would, and their derivative forms and similar words, as well as any projections of future results, are based on assumptions and expectations that involve risks and uncertainties, including the "Risk Factors" the company describes in its U.S. Securities and Exchange Commission filings and as described in the "Cautionary Notice Regarding Forward-Looking Statements" in AEL's July 5, 2023 news release. The Company's future results and events could differ, and it has no obligation to correct or update any of these statements.
ABOUT AMERICAN EQUITY
At American Equity Investment Life Holding Company, our policyholders work with over 40,000 independent agents and advisors affiliated with independent market organizations (IMOs), banks and broker-dealers through our wholly-owned operating subsidiaries. Advisors and agents choose one of our leading annuity products best suited for their clients' personal needs to create financial dignity in retirement. To deliver on its promises to policyholders, American Equity has re-framed its investment focus — building a stronger emphasis on insurance liability driven asset allocation and specializing in alternate, private asset management while partnering with world renowned, public fixed income asset managers. American Equity is headquartered in West Des Moines, Iowa with additional offices in Charlotte, NC, New York, NY and Miami, FL. For more information, please visit www.american-equity.com.

1    Use of non-GAAP financial measures is discussed in this release in the tables that follow the text of the release.
2    Notable items reflect the increase (decrease) to non-GAAP operating income (loss) available to common stockholders for certain matters where more detail may help investors better understand, evaluate, and forecast results. Notable items are further discussed in the tables that follow the text of the release.
3    Non-trendable items are the impact of investment yield – additional prepayment income and cost of money effect of over (under) hedging as shown in our December 31, 2023 financial supplement on page 10, “Spread Results”.
4    For the purposes of this document, all references to sales are on a gross basis. Gross sales is defined as sales before the use of reinsurance.

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American Equity Investment Life Holding Company
Unaudited (Dollars in thousands, except per share data)

Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenues:
Premiums and other considerations	$2,657	$2,991	$11,967	$19,739
Annuity product charges	96,947	61,666	315,496	230,354
Net investment income	582,176	537,995	2,272,798	2,307,463
Change in fair value of derivatives	353,443	22,243	259,046	(1,138,128)
Net realized gains (losses) on investments	(2,065)	14,411	(99,203)	(47,848)
Other revenue	21,973	13,032	75,866	42,245
Total revenues	1,055,131	652,338	2,835,970	1,413,825

Benefits and expenses:
Insurance policy benefits and change in future policy benefits	3,161	5,948	17,687	33,220
Interest sensitive and index product benefits	193,439	57,626	567,423	554,871
Market risk benefits (gains) losses	241,998	33,490	(14,546)	3,684
Amortization of deferred sales inducements	50,346	45,966	192,252	181,970
Change in fair value of embedded derivatives	977,178	342,409	1,143,576	(2,352,598)
Interest expense on notes and loan payable	11,642	10,228	45,890	32,098
Interest expense on subordinated debentures	1,341	1,335	5,355	5,331
Amortization of deferred policy acquisition costs	72,428	66,831	279,700	284,011
Other operating costs and expenses	75,250	62,389	301,581	239,526
Total benefits and expenses	1,626,783	626,222	2,538,918	(1,017,887)
Income (loss) before income taxes	(571,652)	26,116	297,052	2,431,712
Income tax expense (benefit)	(108,202)	(6,817)	85,133	511,135
Net income (loss)	(463,450)	32,933	211,919	1,920,577
Less: Net income available to noncontrolling interests	1,545	361	1,389	358
Net income (loss) available to American Equity Investment Life Holding Company stockholders	(464,995)	32,572	210,530	1,920,219
Less: Preferred stock dividends	10,919	10,919	43,675	43,675
Net income (loss) available to American Equity Investment Life Holding Company common stockholders	$(475,914)	$21,653	$166,855	$1,876,544

Earnings (loss) per common share	$(6.04)	$0.25	$2.10	$20.72
Earnings (loss) per common share - assuming dilution	$(6.04)	$0.25	$2.06	$20.50

Weighted average common shares outstanding (in thousands):
Earnings (loss) per common share	78,754	85,274	79,476	90,558
Earnings (loss) per common share - assuming dilution	78,754	86,402	80,952	91,538

American Equity Investment Life Holding Company
Unaudited (Dollars in thousands, except per share data)

NON-GAAP FINANCIAL MEASURES
In addition to net income (loss) available to common stockholders, we have consistently utilized non-GAAP operating income available to common stockholders and non-GAAP operating income available to common stockholders per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate our financial performance. Non-GAAP operating income available to common stockholders equals net income (loss) available to common stockholders adjusted to eliminate the impact of items that fluctuate from quarter to quarter in a manner unrelated to core operations, and we believe measures excluding their impact are useful in analyzing operating trends. The most significant adjustments to arrive at non-GAAP operating income available to common stockholders eliminate the impact of fair value accounting for our fixed index annuity business. These adjustments are not economic in nature but rather impact the timing of reported results. We believe the combined presentation and evaluation of non-GAAP operating income available to common stockholders together with net income (loss) available to common stockholders provides information that may enhance an investor’s understanding of our underlying results and profitability.
Reconciliation from Net Income (Loss) Available to Common Stockholders to Non-GAAP Operating Income Available to Common Stockholders

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net income (loss) available to American Equity Investment Life Holding Company common stockholders	$(475,914)	$21,653	$166,855	$1,876,544
Adjustments to arrive at non-GAAP operating income available to common stockholders:
Net realized gains (losses) on financial assets, including credit losses	(2,277)	(19,460)	91,615	48,264
Change in fair value of derivatives and embedded derivatives	583,961	169,767	549,600	(1,549,205)
Capital markets impact on the change in fair value of market risk benefits	216,214	2,309	(122,094)	(393,617)
Net investment income	(1,509)	1,476	(1,137)	1,476
Other revenue	5,969	5,969	23,876	5,969
Expenses incurred related to acquisition	3,750	—	13,464	—
Income taxes	(170,603)	(39,998)	(115,116)	401,838
Non-GAAP operating income available to common stockholders	$159,591	$141,716	$607,063	$391,269
Impact of excluding notable items (a)	$13,255	$—	$10,755	$181,890

Per common share - assuming dilution:
Net income (loss) available to American Equity Investment Life Holding Company common stockholders	$(6.04)	$0.25	$2.06	$20.50
Adjustments to arrive at non-GAAP operating income available to common stockholders:
Anti-dilutive impact for losses (b)	0.11	—	—	—
Net realized gains (losses) on financial assets, including credit losses	(0.03)	(0.23)	1.13	0.53
Change in fair value of derivatives and embedded derivatives	7.28	1.96	6.79	(16.92)
Capital markets impact on the change in fair value of market risk benefits	2.70	0.03	(1.51)	(4.30)
Net investment income	(0.02)	0.02	(0.01)	—
Other revenue	0.07	0.07	0.29	0.01
Expenses incurred related to acquisition	0.05	—	0.17	0.06
Income taxes	(2.13)	(0.46)	(1.42)	4.39
Non-GAAP operating income available to common stockholders	$1.99	$1.64	$7.50	$4.27
Impact of excluding notable items (a)	$0.17	$—	$0.13	$1.99

American Equity Investment Life Holding Company
Unaudited (Dollars in thousands, except per share data)

Notable Items

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Notable items impacting non-GAAP operating income available to common stockholders:
Expense associated with strategic incentive award	$13,255	$—	$38,323	$—
Impact of actuarial assumption updates	—	—	(27,568)	181,890
Total notable items (a)	$13,255	$—	$10,755	$181,890
(a)Notable items reflect the after-tax increase (decrease) to non-GAAP operating income available to common stockholders for certain matters where more detail may help investors better understand, evaluate, and forecast results.
For the three months ended December 31, 2023 and 2022, non-GAAP operating income (loss) available to common stockholders would increase $13.3 million and $0.0 million, respectively, if we were to exclude the impact of notable items.
For the year ended December 31, 2023 and 2022, non-GAAP operating income (loss) available to common stockholders would increase $10.8 million and $181.9 million, respectively, if we were to exclude the impact of notable items.
(b)For periods with a loss, dilutive shares were not included in the calculation as inclusion of such shares would have an anti-dilutive effect.

American Equity Investment Life Holding Company
Unaudited (Dollars in thousands, except share and per share data)
Book Value per Common Share

Q4 2023
Total stockholders’ equity attributable to American Equity Investment Life Holding Company	$3,023,260
Equity available to preferred stockholders (a)	(700,000)
Total common stockholders' equity (b)	2,323,260
Accumulated other comprehensive (income) loss (AOCI)	2,979,657
Total common stockholders’ equity excluding AOCI (b)	5,302,917
Net impact of fair value accounting for derivatives and embedded derivatives	(1,240,397)
Net capital markets impact on the fair value of market risk benefits	(698,808)
Total common stockholders’ equity excluding AOCI and the net impact of fair value accounting for fixed index annuities (b)	$3,363,712

Common shares outstanding	79,337,818

Book Value per Common Share: (c)
Book value per common share	$29.28
Book value per common share excluding AOCI (b)	$66.84
Book value per common share excluding AOCI and the net impact of fair value accounting for fixed index annuities (b)	$42.40
(a)Equity available to preferred stockholders is equal to the redemption value of outstanding preferred stock plus share dividends declared but not yet issued.
(b)Total common stockholders' equity, total common stockholders' equity excluding AOCI and total common stockholders' equity excluding AOCI and the net impact of fair value accounting for fixed index annuities, non-GAAP financial measures, exclude equity available to preferred stockholders. Total common stockholders’ equity and book value per common share excluding AOCI, non-GAAP financial measures, are based on common stockholders’ equity excluding the effect of AOCI. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale securities, we believe these non-GAAP financial measures provide useful supplemental information. Total common stockholders' equity and book value per common share excluding AOCI and the net impact of fair value accounting for fixed index annuities, non-GAAP financial measures, are based on common stockholders' equity excluding AOCI and the net impact of fair value accounting for fixed index annuities. Since the net impact of fair value accounting for our fixed index annuity business is not economic in nature but rather impact the timing of reported results, we believe these non-GAAP financial measures provide useful supplemental information.
(c)Book value per common share including and excluding AOCI and book value per common share excluding AOCI and the net impact of fair value accounting for fixed index annuities are calculated as total common stockholders’ equity, total common stockholders’ equity excluding AOCI and total common stockholders' equity excluding AOCI and the net impact of fair value accounting for fixed index annuities divided by the total number of shares of common stock outstanding.

American Equity Investment Life Holding Company
Unaudited (Dollars in thousands)

NON-GAAP FINANCIAL MEASURES
Average Common Stockholders' Equity and Return on Average Common Stockholders' Equity
Return on average common stockholders' equity measures how efficiently we generate profits from the resources provided by our net assets.  Return on average common stockholders' equity is calculated by dividing net income available to common stockholders, for the trailing twelve months, by average equity available to common stockholders. Non-GAAP operating return on average common stockholders' equity excluding average accumulated other comprehensive income (AOCI) and average net impact of fair value accounting for fixed index annuities is calculated by dividing non-GAAP operating income available to common stockholders, for the trailing twelve months, by average common stockholders' equity excluding average AOCI and average net impact of fair value accounting for fixed index annuities. We exclude AOCI because AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments. We exclude the net impact of fair value accounting for fixed index annuities as the amounts are not economic in nature but rather impact the timing of reported results.

Twelve Months Ended
December 31, 2023
Average Common Stockholders' Equity Attributable to American Equity Investment Life Holding Company, Excluding Average AOCI and Average Net Impact of Fair Value Accounting for Fixed Index Annuities
Average total stockholders’ equity	$2,686,389
Average equity available to preferred stockholders	(700,000)
Average equity available to common stockholders	1,986,389
Average AOCI	3,362,944
Average common stockholders' equity excluding average AOCI	5,349,333
Average net impact of fair value accounting for derivatives and embedded derivatives	(1,446,283)
Average net capital markets impact on the fair value of market risk benefits	(649,833)
Average common stockholders' equity excluding average AOCI and average net impact of fair value accounting for fixed index annuities	$3,253,217

Net income available to American Equity Investment Life Holding Company common stockholders	$166,855
Adjustments to arrive at non-GAAP operating income available to common stockholders:
Net realized losses on financial assets, including credit losses	91,615
Change in fair value of derivatives and embedded derivatives	549,600
Capital markets impact on the change in fair value of market risk benefits	(122,094)
Net investment income	(1,137)
Other revenue	23,876
Expenses incurred related to acquisition	13,464
Income taxes	(115,116)
Non-GAAP operating income available to common stockholders	$607,063
Impact of excluding notable items (a)	$10,755

Return on Average Common Stockholders' Equity Attributable to American Equity Investment Life Holding Company
Net income available to common stockholders	8.4%

Return on Average Common Stockholders' Equity Attributable to American Equity Investment Life Holding Company, Excluding Average AOCI and Average Net Impact of Fair Value Accounting for Fixed Index Annuities
Non-GAAP operating income available to common stockholders	18.7%

Notable Items	Twelve Months Ended
December 31, 2023
Notable items impacting non-GAAP operating income available to common stockholders:
Expense associated with strategic incentive award	$38,323
Impact of actuarial assumption updates	(27,568)
Total notable items (a)	$10,755
(a)Notable items reflect the after-tax increase (decrease) to non-GAAP operating income available to common stockholders for certain matters where more detail may help investors better understand, evaluate, and forecast results.